Exhibit 10.03

April 30, 2004

Dale Brown

Dear Dale:

Silicon Image, Inc. (the “Company”) is pleased to confirm our offer to you in the position of Corporate Controller reporting to Bob Gargus starting May 5, 2004.   The terms of our offer and the benefits currently provided by the Company are as follows:

1.               Your starting base salary will be $185,000.00 per year and will be subject to annual review. In addition, you will be eligible to participate in the Silicon Image company-wide bonus program with an incentive target of 20% of base salary (pro-rated for completed service), as well as regular health insurance and other employee benefit plans established by the Company for its employees from time to time.

2.               As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.  You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

3.               Management will recommend that the Board of Directors approve a grant to you of stock options for 80,000 shares of the Company’s Common Stock.  The vesting schedule for all options will be at a rate of 25% after the first 12 months of employment, and thereafter, at 2.083% after each full succeeding month you are employed by the Company. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation, and is not intended to create any obligation on the part of the Company.  Further details on the Company’s Option Plan and any specific grant to you will be provided upon approval of such grant by the Board.

4.               This offer of employment is made to you in confidence, and we ask that you not disclose its terms to anyone outside your immediate family.  If you do disclose any of its terms to such a family member, please caution him or her that such information is confidential and must not be disclosed to anyone.

5.               While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason or no reason, at any time and without notice.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

6.               Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.

7.               Please also note that due to United States export control laws, the Company may need to make inquiries into your citizenship if you will have probable or actual contact with certain technology and/or source code.  Should the Company determine that you will have probable or actual contact with certain technology and/or source code, and should you be a citizen of an embargoed country under United States export control laws, this may have a material effect on the terms and conditions of your employment with the Company.

8.               You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The arbitrator must decide all disputes in accordance with California law and shall have power to decide all matters, including arbitrability.  You will bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court.  When the arbitrator has issued a decision, judgment on that decision may be entered in any court having jurisdiction thereof.  We each understand and agree that we are waiving a trial by jury.

9.               This offer will remain valid until Wednesday May 5, 2004.  If you decide to accept our offer please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents.  Should you have anything else that you wish to discuss, please do not hesitate to call.

We look forward to the opportunity to welcome you to Silicon Image, Inc.

Sincerely,

/s/ Robert Gargus

Bob Gargus
Chief Financial Officer

My signature below indicates acceptance of the terms and conditions of this offer and acknowledgement that I have read and understood the terms and conditions of this offer.

/s/ Dale Brown	5/3/04	5/5/04
Dale Brown	Date	Start Date